Banc of California Names Lynn Hopkins Executive Vice
President and Chief Financial Officer
SANTA ANA, Calif., (November 15, 2019) — Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced the appointment of Lynn M. Hopkins as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective December 9, 2019.
Ms. Hopkins succeeds Executive Vice President and CFO John Bogler, who resigned from the Company effective November 13, 2019. Mike Smith, the Company’s Chief Accounting Officer, has been appointed interim CFO until Ms. Hopkins joins the Company on December 9, 2019.
“I am thrilled to have Lynn join our executive leadership team,” said Jared Wolff, President & CEO of Banc of California. “Lynn is an exceptionally talented leader and finance executive. Having worked with her at PacWest for so many years, I know firsthand the tremendous contributions she will be able to make here at Banc of California.”
Mr. Wolff added, “I want to thank John Bogler for his contributions to the Company over the past several years. He helped the Company during a time of tremendous change, and we wish him the best in his next endeavors.”
“Banc of California has an exceptional leadership team and they are driving impressive change at the Company,” stated Ms. Hopkins. “I know many of the talented personnel at Banc of California and am truly excited to join the team. I look forward to helping the Company deliver excellent results and achieve success for the benefit of its employees, clients and shareholders.”
Ms. Hopkins has more than 25 years of experience in the financial services industry including 15 years in executive finance positions at PacWest Bancorp. Ms. Hopkins joins the Company from First Choice Bank, a publicly traded bank with $1.7 billion in assets, located in Cerritos, California. From 2002 to 2017, Ms. Hopkins served as Executive Vice President of PacWest Bancorp and Pacific Western Bank, the subsidiary bank of PacWest Bancorp, in a number of finance and corporate governance leadership roles. Ms. Hopkins served as Chief Accounting Officer of PacWest from 2014 to 2017, as Chief Financial Officer of Pacific Western Bank from 2002 to 2014, as Corporate Secretary from 2009 to 2014, and as a Director of Pacific Western Bank from 2002 to 2006. During her time at PacWest, the company grew from $1 billion in assets to more than $20 billion in assets, partially driven by more than 25 acquisitions. Earlier in her career, Ms. Hopkins held senior finance positions at California Community Bancshares and Western Bancorp. She began her career as a CPA with KPMG in Los Angeles and London. Ms. Hopkins holds a B.A. in Economics/Business from the University of California, Los Angeles.

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.6 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:
Banc of California, Inc.
Jared Wolff, (949) 385-8700
Mike Smith, (855) 361-2262

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com